EX-99(17)(i)

Please fold and detach card at perforation before mailing.

Form of Voting Instructions Card
Insurance Company Name Prints Here	Franklin Aggressive Growth Securities Fund

Special Meeting of Shareholders To Be Held On

February 25, 2004

THESE VOTING INSTRUCTIONS ARE REQUESTED BY THE ABOVE-NAMED INSURANCE COMPANY IN CONNECTION WITH A SOLICITATION OF PROXIES BY THE TRUSTEES OF FRANKLIN TEMPLETON VARIABLE INSURANCE PRODUCTS TRUST (THE TRUST) ON BEHALF OFONE OF ITS SERIES FRANKLIN AGGRESSIVE GROWTH SECURITIES FUND (AGGRESSIVE GROWTH).

This Voting Instruction Card, if properly executed, will be voted by your insurance company in the manner directed by you. If this voting instruction card is executed and no direction is made, this voting instruction card will be voted FOR the proposal and, in the discretion of the insurance company, upon such other business as may properly come before the Special Meeting.

By signing below, I instruct the insurance company to vote the shares of Aggressive Growth related to my contract at the special meeting of shareholders (Meeting) to be held at One Franklin Parkway, San Mateo, California 94404-1906, at 11:00 a.m. Pacific time, February 25, 2004, and any adjournment of the Meeting as indicated on the reverse side of this card.

Date:

Signature(s):
If a contract is held jointly, each contract owner should sign. If only one signs, it will be binding. If a contract owner is a business entity, please indicate the title of the person signing.

Please fold and detach card at perforation before mailing.

Please fill in box(es) as shown using black or blue ink or number 2 pencil.  ☒

PLEASE DO NOT USE FINE POINT PENS.

Proposal 1.	FOR	AGAINST	ABSTAIN
	☐	☐	☐

To approve a Plan of Reorganization involving Aggressive Growth and Franklin Small Cap Fund (Small Cap) another series of the Trust, under which the following will occur:

•	The acquisition of the assets of Aggressive Growth by Small Cap in exchange for shares of Small Cap.
•	The distribution of such shares to the shareholders of Aggressive Growth.
•	The liquidation and dissolution of Aggressive Growth.

This is described more fully in the Prospectus and Proxy Statement

Other Business	GRANT	WITHHOLD	ABSTAIN
	☐	☐	☐

To vote upon any other business which may be legally presented at the Meeting or any adjournment thereof.

PLEASE BE SURE TO DATE AND SIGN YOUR VOTING INSTRUCTION ON THE REVERSE SIDE.